Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (the “Agreement”) is entered into and effective as of July 3, 2012 (the “Effective Date”) by and between: (i) Tactical Air Defense Services, Inc., a Nevada corporation (the “Company”); and (ii) Mark Daniels, an individual (“Daniels”).  The Company and Daniels may be individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Daniels was previously employed by the Company as its Chief Executive Officer pursuant to an Employment Agreement (the “Employment Agreement”) executed in 2009.

WHEREAS, on or about April 15, 2009, the Company issued a Promissory Note (the “Daniels Note”) to Daniels in the principal amount of $159,878.63 in consideration for unpaid salary and expenses accrued.  The Daniels Note carried a term of ninety days and an annual interest rate 12%.

WHEREAS, on March 4, 2010, the Company sued Daniels and various entities affiliated with or controlled by Daniels in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida (the “Court”) in an action entitled Tactical Air Defense Services, Inc., et. al v. Mark Daniels, et. al, Palm Beach County Circuit Court, Case No.: 502010CA005988XXXXAN (the “Litigation”) for temporary and permanent injunctive relief, damages, and other relief, and for the cancellation of the Daniels Note (collectively the “Company Claims”).

WHEREAS, as of the Effective Date, Daniels maintains ownership of and/or control over the Daniels Note. The Daniels Note represent all monies owed to Daniels by the Company as of the Effective Date and may be referred to hereinafter as the “Daniels Claims” and may be referred to hereinafter collectively with the Company Claims as the ‘Claims”.

WHEREAS, the Parties wish to enter into this Agreement and fully settle and forever resolve the Litigation against Daniels and Claims as outlined above.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

AGREEMENT

1.

Cash Settlement.  For and in consideration of the termination of the Litigation against Daniels, Daniels shall deliver to the Company a cash settlement payment in the amount of Two Hundred and Fifty Thousand Dollars ($250,000.00 and the “Cash Payment”). The Cash Payment shall be delivered to the Company within one hundred and twenty (120) days of the Effective Date (the “Cash Payment Date”); provided, however, in the event the Cash Payment is not delivered to the Company by the Cash Payment Date, the Company may extend the Cash Payment date at its complete and sole discretion.

2.

Termination of Daniels Note.  For and in consideration of the termination of the Litigation against Daniels, Daniels agrees to the rescission, cancellation, waiver and termination in full of all Company obligations whatsoever, including, but not limited to the Daniels Note, including, but not limited to, all accrued and unpaid interest, penalties, liquidated or damages and rights to the Company’s common stock, par value $0.001 (the “Common Stock”) arising therefrom, and waives and releases all claims arising from or in connection with the Daniels Note.

3.

Termination of Agreements and Release of Claims.

a.

Termination of Financial Obligations. The Daniels Note is deemed and hereby terminated, cancelled, discharged and of no further force and effect. Daniels hereby waives any and all penalties, defaults or default penalty interest or payments owed to date under the Daniels Note.

b.

Termination of Contractual Obligations.  Daniels hereby confirms the Employment Agreement between the Company and Daniels had been previously terminated and is no longer in effect, and all other agreements between the Company and Daniels or its affiliates, other than this Agreement, are hereby deemed, and hereby are, terminated, satisfied, discharged and of no further force and effect and each Party’s obligations thereunder deemed satisfactorily discharged.  Daniels hereby waives any and all penalties, defaults or other penalties or liquidated or other damages as relates to Employment Agreement and Daniels Note. Daniels agrees and acknowledges that he does not have any other agreements with the Company or its subsidiaries other than as disclosed herein and that nothing further is owed (or accruing that will in the future be owed) to Daniels or any of Daniels affiliates by the Company other than as specifically set forth herein..

c.

Daniels Release of Claims. Subject to the terms and conditions herein, Daniels hereby agree to release, acquit and forever discharge the Company and each, every and all of its current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigned, of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which Daniels may now have or may hereafter have or claim to have against the Company with respect to the Daniels Claims.

d.

Company Release of Claims. Subject to the terms and conditions herein, the Company hereby agree to release, acquit and forever discharge Daniels of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the Company may now have or claim to have against Daniels with respect to the Company Claims.

e.

Continuing Jurisdiction.   The Company shall maintain the Litigation against Daniels until the Company receives the full and final Cash Payment, wherein the Company will file with the Court a dismissal of the Litigation against Daniels. In order to enable the Court to grant specific enforcement and other equitable relief in connection with this Agreement: (i) the Parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement; and (ii) each Party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

f.

Acknowledgment of Contingency.  The Parties specifically acknowledge and agree that this Agreement in it’s entirely is contingent upon the delivery of the Cash Payment. The Parties agree that in the event the foregoing event does not occur, this Agreement shall be null and void and have no legal or binding effect upon either Party.

4.

No Admission.    This Agreement shall not be considered as an admission of liability by either Party and by entering into this Agreement, neither Party has admitted the validity of any Claims herein released.

5.

Information on the Company.   Daniels has been furnished with or has had access at the EDGAR website of the United States Securities and Exchange Commission (the “SEC”) to the Company's periodic and annual reports filed with the SEC.  In addition, Daniels has received from the Company such other information concerning its operations, financial condition and other matters as Daniels has requested and considered all factors Daniels deems material in deciding on the advisability of entering into this Agreement.

6.

Confidentiality Agreement and Additional Covenants.   Other than where required by law, at all times after the execution of this Agreement, the Parties hereto agree to not disclose to any other person any of the terms of said Agreement.

7.

Miscellaneous.

a.

Necessary Acts.  Each Party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

b.

Entire Agreement; Modifications; Waiver.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it. This Agreement supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

c.

Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, or sent by telex or telecopier or email, provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to the Company: Tactical Air Defense Services, Inc. 123 West Nye Lane, Suite 517 Carson City, Nevada 89706 Attention: Alexis Korybut, CEO E-mail:	If to Daniels: Mark Daniels E-mail:

d.

Dispute Resolution.   The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.  EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN PALM BEACH COUNTY, FLORIDA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.  AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

e.

Attorney’s Fees.   Should any Party hereto employ an attorney for the purpose of enforcing or constituting this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other Party or Parties thereto reimbursement for all reasonable attorneys’ fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding.  The “prevailing party” means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

f.

No Oral Change; Waiver.  This Agreement may only be changed, modified, or amended in writing by the mutual consent of the Parties hereto.  The provisions of this Agreement may only be waived in or by writing signed by the Party against whom enforcement of any waiver is sought.

g.

Severability.  If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect.  If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

h.

Time of Essence.  Time is of the essence in the performance of all obligations under this Agreement.

i.

Execution of the Agreement.  The Company, the party executing this Agreement on behalf of the Company, and Daniels, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and Daniels of this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and Daniels and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein.  Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms.

j.

Joint Drafting and Exclusive Agreement.  This Agreement is the only agreement executed by and between the Parties related to the Claims described herein. There are no additional oral agreements or other understandings related to the Claims described herein. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement. The Parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement. The Parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other Party, in any way relating to the subject matter of this Agreement.

k.

Acknowledgments and Assent.  The Parties acknowledge that they have been given at least ten (10) days to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement.  The Parties may revoke this Agreement for a period of three (3) calendar days after signing this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this three (3) day revocation period.  The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

IN WITNESS WHEREOF the Parties have executed this Settlement Agreement and Release effective as of the day and year first above written.

COMPANY Tactical Air Defense Services, Inc.	DANIELS Mark Daniels
/s/ Alexis C. Korybut	/s/ Mark Daniels
By: Alexis C. Korybut	By: Mark Daniels
Its: Chief Executive Officer	An individual

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME.